Exhibit 10.4

BROADPOINT SECURITIES GROUP, INC.

2007 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNITS AGREEMENT

THIS RESTRICTED STOCK UNITS AGREEMENT (the "Agreement") confirms the grant by Broadpoint Securities Group, Inc., a New York corporation (the "Company"), to Lee Fensterstock ("Employee") of Restricted Stock Units (the "Units"), including rights to Dividend Equivalents as specified herein, as of the __ day of March, 2008 (the "Grant Date"), as follows:

Number Granted:  125,000 Units

How Units Vest:  The Units, if not previously forfeited, will vest on January 1, 2009; provided that Employee continues to be employed by Broadpoint Capital, Inc., a wholly-owned subsidiary of the Company (the "Employer"), or another Group Entity on such vesting date (the "Vesting Date").  In addition, if not previously forfeited, the Units will become vested upon the occurrence of certain events relating to Termination of Employment and certain events relating to a Change of Control (as defined below), in each case to the extent provided in Section 4 of the Terms and Conditions of Restricted Stock Units attached hereto (the "Terms and Conditions").  The terms "vest" and "vesting" mean that the Units have become non-forfeitable.  If Employee has a Termination of Employment prior to a Stated Vesting Date and the Units are not otherwise deemed vested by that date, the Units will be immediately forfeited except as otherwise provided in Section 4 of the Terms and Conditions.

Settlement Date:  Units that become vested will be settled on the earlier of the third anniversary of the Grant Date and the date on which the Employee has a Termination of Employment (such earlier date being the "Settlement Date").  Units granted hereunder will be settled by delivery of one Share for each Unit being settled (together with any cash or Shares resulting from Dividend Equivalents).

The Units are subject to the terms and conditions of the Company’s 2007 Incentive Compensation Plan (the "Plan"), and this Agreement, including the Terms and Conditions attached hereto.  The grant of the Units is subject to and conditional upon the closing of the capital investment in the Company in the amount of approximately $15,000,000 effected by a Stock Purchase Agreement by and between Mast Capital Management, LLC, certain other investors and the Company.  The number of Units, the kind of Shares deliverable in settlement of Units, and other terms relating to the Units are subject to adjustment in accordance with Section 5 of the Terms and Conditions and Section 5.3 of the Plan.

Employee acknowledges and agrees that (i) Units are nontransferable, except as provided in Section 3 of the Terms and Conditions and Section 9.2 of the Plan, (ii) Units are subject to forfeiture upon Employee's Termination of Employment in certain circumstances, as specified in Section 4 of the Terms and Conditions, and (iii) sales of Shares delivered in settlement of Units will be subject to the Company's policies regulating trading by employees.

IN WITNESS WHEREOF, BROADPOINT SECURITIES GROUP, INC. has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

Employee:	BROADPOINT SECURITIES GROUP, INC.
/s/ Lee Fensterstock	/s/ Peter M. Nierney
Lee Fensterstock	By: Peter M. Nierney

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

The following Terms and Conditions apply to the Units granted to Employee by the Company, and Units (if any) resulting from Dividend Equivalents, as specified in the Restricted Stock Units Agreement (of which these Terms and Conditions form a part).  Certain terms of the Units, including the number of Units granted, vesting dates and Settlement Date, are set forth in the Agreement.

1.           GENERAL.  The Units are granted to Employee under the Company's 2007 Incentive Compensation Plan (the "Plan").  A copy of the Plan and information regarding the Plan, including documents that constitute the "Prospectus" for the Plan under the Securities Act of 1933, can be obtained from the Company upon request.  All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein.  Capitalized terms used in the Agreement and this Terms and Conditions but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of the Agreement and this Terms and Conditions and mandatory provisions of the Plan, the provisions of the Plan govern, otherwise, the terms of this document shall prevail.  By accepting the grant of the Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Company's Executive Compensation Committee (the "Committee") made from time to time, provided that no such Plan amendment, rule or regulation or Committee decision or determination without the consent of an affected Participant shall materially affect the rights of the Employee with respect to the Units.

2.           ACCOUNT FOR EMPLOYEE.  The Company shall maintain a bookkeeping account for Employee (the "Account") reflecting the number of Units then credited to Employee hereunder as a result of such grant of Units and any crediting of additional Units to Employee pursuant to payments equivalent to dividends paid on Common Stock under Section 5 hereof ("Dividend Equivalents").

3.           NONTRANSFERABILITY.  Until Units are settled in accordance with the terms of this Agreement, Employee may not sell, transfer, assign, pledge, margin or otherwise encumber or dispose of Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 9.2 of the Plan.

4.           TERMINATION PROVISIONS.  The following provisions will govern the vesting and forfeiture of the Units upon the occurrence of certain events relating to a Termination of Employment and certain events relating to a Change of Control, in each case unless otherwise determined by the Committee (subject to Section 8(a) hereof):

(a)           Death or Disability.  In the event of Employee's death or Disability (as defined below), all Units then outstanding, if not previously vested, will immediately become vested and non-forfeitable, and all Units will be settled in accordance with the settlement terms set out in the Agreement.

(b)           Termination by Employee Without Good Reason or by the Employer for Cause.  In the event of Employee's Termination of Employment by Employee without Good Reason or by the Employer for Cause, any outstanding Units that are not vested at the date of Termination will be forfeited, and any outstanding Units that are vested and non-forfeitable at the date of Termination will be settled on the Settlement Date specified in the Agreement.  The foregoing notwithstanding, if Employee is a “specified employee” as defined under Code Section 409A, any settlement resulting from Employee’s Termination of Employment shall be made six months after the date of such Termination of Employment.

(c)           Termination by the Employer Without Cause or by Employee for Good Reason.  In the event of Employee's Termination of Employment by the Employer for any reason other than Cause or by Employee for Good Reason, all Units then outstanding, if not previously vested, will immediately become vested and non-forfeitable and will be settled on the Settlement Date specified in the Agreement.  The foregoing notwithstanding, if Employee is a “specified employee” as defined under Code Section 409A, any settlement resulting from Employee’s Termination of Employment shall be made six months after the date of such Termination of Employment.

(d)           Change of Control.  In the event of a Change of Control prior to Employee’s Termination of Employment, all Units then outstanding, if not previously vested, will immediately become vested and non-forfeitable and will be settled on the Settlement Date specified in the Agreement.  The foregoing notwithstanding, if Employee is a “specified employee” as defined under Code Section 409A, any settlement resulting from Employee’s Termination of Employment shall be made six months after the date of such Termination of Employment.

(e)           Certain Definitions.  The following definitions apply for purposes of this Agreement, whether or not Employee has an employment agreement or other agreement with a Group Entity that contains the same or similar defined terms:

(i)           "Cause" means:  (A) Employee’s conviction of, or plea of guilty or “no contest” to, any felony; Employee’s conviction of, or plea of guilty or “no contest” to, a violation of criminal law involving any Group Entity; (B) Employee’s commission of an act of fraud or theft, or material dishonesty in connection with his performance of his duties to any Group Entity; or (C) Employee’s willful refusal or gross neglect by Employee to perform the duties reasonably assigned to him and consistent with his positions with the Company and the Employer, which refusal or gross neglect continues for more than fifteen (15) days after Employee receives written notice thereof from Company providing reasonable detail of the asserted refusal or gross neglect (and which is not due to a physical or mental impairment).

(ii)                      "Change of Control" means a transaction or event, or a series of transactions or events, as a result of which MatlinPatterson Global Opportunities Partners II, L.P. (and/or one or more of its affiliates) shall either (A) no longer have the right to elect all the members of the Board of Directors of the Company, or (B) no longer own at least thirty-five percent (35%) of the outstanding shares of common stock of the Company.

(iii)                      "Disability" means "disability" as defined in Code Section 409A.

(iv)                      "Good Reason" means (A) the failure by the Company to perform fully the terms of this Agreement, any plan or agreement referenced in this Agreement, or any other material written agreement between the Company and Employee, other than an immaterial and inadvertent failure not occurring in bad faith and remedied by the Company promptly; (B) any reduction in Employee’s base salary or failure to pay any material amounts due to Employee in accordance with the terms of any other material written agreement between the Company and Employee; (C) the assignment to Employee of any duties inconsistent in any material respect with his position as Chairman and Chief Executive Officer of the Company, or any other action by Company which results in a diminution in his position, authority, duties or responsibilities, excluding for this purpose any immaterial and inadvertent action not occurring in bad faith and remedied by Company promptly; or (D) any change in the place of Employee’s principal place of employment to a location outside New York City.

(v)           "Group Entity" means either the Company or any of its subsidiaries and affiliates.

(vi)                      "Termination of Employment" means the event by which Employee ceases to be employed by a Group Entity and immediately thereafter is not employed by any other Group Entity and which constitutes a "separation from service" under Code Section 409A and its associated regulations.

5.           DIVIDEND EQUIVALENTS AND ADJUSTMENTS.

(a)           Dividend Equivalents.  Subject to Section 5(d), Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units, to the extent and in the manner as follows:

(i)           Cash Dividends.  If the Company declares and pays a dividend or distribution on Shares in the form of cash, then a number of additional Units shall be credited to Employee's Account as of the last day of the calendar quarter in which such dividend or distribution was paid equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by cash amount of the dividend or distribution paid on each outstanding Share at such payment date, divided by the Fair Market Value of a Share at the date of such crediting; provided, however, that in the case of an extraordinary cash dividend or distribution the Company may provide for such crediting at the dividend or distribution payment date instead of the last day of the calendar quarter.

(ii)           Stock Dividends and Splits.  If the Company declares and pays a dividend or distribution on Shares in the form of additional Shares, or there occurs a forward split of Shares, then a number of additional Units shall be credited to Employee's Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share.

(iii)           Other Dividends.  If the Company declares and pays a dividend or distribution on Shares in the form of property other than additional Shares, then a number of additional Units shall be credited to Employee's Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share at such payment date.

(b)           Adjustments.  The number of Units credited to Employee's Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee's rights with respect to Units or to reflect any changes in the number of outstanding Shares resulting from any event referred to in Section 5.3 of the Plan, taking into account any Units credited to Employee in connection with such event under Section 5(a) hereof.

(c)           Risk of Forfeiture and Settlement of Units Resulting from Dividend Equivalents and Adjustments.  Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder and which do not result from a dividend or distribution on Shares in the form of cash, shall be subject to the same risk of forfeiture as applies to the granted Unit and, if not forfeited, will be settled at the same time as the granted Unit.  Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder and which result from an ordinary dividend or distribution on Shares in the form of cash, shall not be subject to forfeiture and will be settled at the same time as the granted Unit (or if the granted Unit is forfeited, then at the time the granted Unit would have been settled if it were not forfeited).  Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder and which result from an extraordinary dividend or distribution on Shares in the form of cash, shall, unless otherwise determined by the Company at the time of such extraordinary dividend or distribution, be subject to the same risk of forfeiture as applies to the granted Unit and, if not forfeited, will be settled at the same time as the granted Unit.

(d)           Changes to Manner of Crediting Dividend Equivalents.  The provisions of Section 5(a) notwithstanding, the Company may vary the manner and timing of crediting Dividend Equivalents for administrative convenience, including, for example, by crediting cash Dividend Equivalents rather than additional Units.

6.           ADDITIONAL FORFEITURE PROVISIONS NOT APPLICABLE.  The forfeiture conditions set forth in Section 7.4 of the Plan shall not apply to all Units hereunder and to gains realized upon the settlement of the Units, except as specifically stated herein.

7.           EMPLOYEE REPRESENTATIONS AND WARRANTIES AND RELEASE.  As a condition to any non-forfeiture of the Units at or after Termination of Employment and to any settlement of the Units, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation, and (ii) to execute a release of claims against the Company arising before the date of such release, in such form as may be specified by the Company.

8.           OTHER TERMS RELATING TO UNITS.

(a)           Deferral of Settlement; Compliance with Code Section 409A.  Settlement of the Units may not be deferred.  All settlements of the Units shall comply with requirements under Code Section 409A.

(b)           Fractional Units and Shares.  The number of Units credited to Employee's Account shall include fractional Units calculated to at least three decimal places, unless otherwise determined by the Committee.  Unless settlement is effected through a broker or agent that can accommodate fractional Shares (without requiring issuance of a fractional Share by the Company), upon settlement of the Units Employee shall be paid, in cash, an amount equal to the value of any fractional Share that would have otherwise been deliverable in settlement of such Units.

(c)           Tax Withholding.  Employee shall make arrangements satisfactory to the Company, or, in the absence of such arrangements, a Group Entity may deduct from any payment to be made to Employee any amount necessary, to satisfy requirements of federal, state, local, or foreign tax law to withhold taxes or other amounts with respect to the lapse of the risk of forfeiture (including FICA due upon such lapse) or the settlement of the Units.  Unless Employee has made separate arrangements satisfactory to the Company, the Company may elect to withhold Shares deliverable in settlement of the Units having a fair market value (as determined by the Committee) equal to the amount of such tax liability required to be withheld in connection with the settlement of the Units, but the Company shall not be obligated to withhold such Shares.

(d)           Statements.  An individual statement of Employee's Account will be issued to Employee at such times as may be determined by the Company.  Such a statement shall reflect the number of Units credited to Employee's Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Committee.  Such a statement may be combined with or include information regarding other plans and compensatory arrangements for employees.  Employee's statements shall be deemed a part of this Agreement, and shall evidence the Company's obligations in respect of Units, including the number of Units credited as a result of Dividend Equivalents (if any).  Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

9.           MISCELLANEOUS.

(a)           Binding Agreement; Written Amendments.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties.  This Agreement and the Plan, and any deferral election separately filed with the Company relating to the grant of Units under the Agreement, constitute the entire agreement between the parties with respect to the Units, and supersede any prior agreements or documents with respect thereto.  No amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or materially impair the rights of Employee with respect to the Units shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by Employee.

(b)           No Promise of Employment.  The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c)           Unfunded Plan.  Any provision for distribution in settlement of Employee's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee or any Beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee.  With respect to any entitlement of Employee or any Beneficiary to any distribution hereunder, Employee or such Beneficiary shall be a general creditor of the Company.

(d)           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

(e)           Legal Compliance.  Employee agrees to take any action the Company reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the NASDAQ Global Market or any other stock exchange, or any other obligation of the Company or Employee relating to the Units or this Agreement.

(f)           Notices.  Any notice to be given the Company under this Agreement shall be addressed to the Company at One Penn Plaza, New York, New York 10119, Attention: Corporate Secretary, and any notice to the Employee shall be addressed to the Employee at Employee's address as then appearing in the records of the Company.